Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Dakota Plains Holdings, Inc.
Wayzata, MN

We hereby consent to the incorporation by reference in Registration Statement No. 333-184046 on Form S-8 of our reports dated March 14, 2013, relating to (i) the consolidated financial statements of Dakota Plains Holdings, Inc. and subsidiaries for the fiscal years ended December 31, 2012 and 2011 and 2010, (ii) the financial statements of Dakota Petroleum Transport Solutions, LLC for the fiscal years ended December 31, 2012 and 2011, and (iii) the financial statements of DPTS Marketing LLC for the fiscal year ended December 31, 2012 and the period from April 29, 2011 to December 31, 2011, each appearing in this annual report on Form 10-K of Dakota Plains Holdings, Inc. for the fiscal year ended December 31, 2012.

/s/ BDO USA, LLP

BDO USA, LLP
Houston, TX
March 14, 2013